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EXHIBIT 5

                            TRUMAN BODDEN & COMPANY
                                ATTORNEYS-AT-LAW
                                  P.O. Box 866
                            Anderson Square Building
                       Grand Cayman, British West Indies

April 28, 1998

Fruit of the Loom, Ltd.
P.O. Box 31311 SMB
Safehaven Corporate Centre
Grand Cayman
Cayman Islands




Dear Sirs,

This opinion is delivered in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Fruit of the Loom, Ltd., a Cayman Islands' company ("FTL Cayman") under the Securities Act of 1933, as amended (the "Act"), relating to (i) 67,592,824 Class A ordinary shares, par value $.01 per share, in the capital of FTL-Cayman (the "Class A Shares"). The Class A Shares will be issued in connection with the merger of FTL-Merger Corp., a Delaware corporation and a wholly-owned subsidiary of FTL-Cayman ("Sub"), with and into Fruit of the Loom, Inc., a Delaware corporation ("FTL-Delaware").

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicity stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.



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Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands the issuance of the Class A Shares in connection with the Merger, as defined, and in the manner and on the terms described, in the Registration Statement when duly authorised will be in accordance with the provisions of the Memorandum and Articles of Association of FTL-Cayman and the same will be deemed fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and all references to our name in the Registration Statement.

Yours faithfully,


\s\Truman Bodden & Company

Truman Bodden & Company











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                              Schedule 1



1.   The Certificate of Incorporation of FTL-Cayman.

2.   The Articles of Association of FTL-Cayman.

3.   The Memorandum of Association of FTL-Cayman.

4.   The Registration Statement.

5. The Agreement and Plan of Merger, dated as of 10th February, 1998 among FTL-Delaware, FTL-Cayman and Sub.















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                                   Schedule 2


1. The Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association in the form attached to the Registration Statement as Exhibit 3.4 and 3.3 respectively will be adopted by Special Resolution of the shareholder(s) of FTL-Cayman prior to the issue of the Class A Shares.











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